EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), including the attached Exhibit “A”, is entered into between Green Bancorp, Inc., a Texas corporation, having its principal office at 4000 Greenbriar St., Houston, Texas 77098 (“Employer” or the “Company”), and Terry S. Earley, an individual currently residing at 4444 Westheimer Road, Apt A546, Houston, TX 77027 (“Employee”), to be effective as of April 11, 2017 (the “Effective Date”).

WITNESSETH:

WHEREAS, Employer and Employee desire to enter into this Agreement.

WHEREAS, Employer desires to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to be employed by Employer pursuant to such terms and conditions and for such consideration.

WHEREAS, Employee will receive compensation and benefits to be paid or provided to the Employee by the Employer under this Agreement, and Employee will receive confidential information that will be provided to Employee during the Term (defined below) of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:   EMPLOYMENT AND DUTIES:

1.1          Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date, for a term of two (2) years from the Effective Date, which term shall extend for an additional year on each anniversary of the Effective Date that Employee remains employed by Employer (including, for the avoidance of doubt, the first (1st) anniversary of the Effective Date) (the “Term”) or any subsequent modifications or extensions made in accordance with Section 6.11 herein.

1.2          Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer.  Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

1.3          Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time, energy, and best efforts to the business and affairs of Employer.  Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes (without written approval from the Employer’s Board of Directors) with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee’s business time.

1.4          In connection with Employee’s employment by Employer, Employer promises and agrees to provide Employee access to confidential information pertaining to the business and services of Employer as is appropriate for Employee’s employment responsibilities.

ARTICLE 2:   COMPENSATION AND BENEFITS:

2.1          Employee’s monthly base salary during the Term shall be not less than the amount set forth under the heading “Monthly Base Salary” on Exhibit A or any subsequent extension or modification thereof, subject to increase at the sole discretion of the Employer, which shall be paid in semimonthly installments in accordance with Employer’s standard payroll practice (“Monthly Base Salary”).  Any calculation to be made under this Agreement with respect to Employee’s Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.

2.2          Notwithstanding anything herein to the contrary, provided that Employee in not in material breach of this Agreement, Employee shall receive his Annual Base Salary for the entire Term unless (i) Employee is terminated by Employer for “cause” in accordance with Section 3.1(i) or (ii) Employee terminates the employment relationship with Employer without “Good Reason.”

2.3          While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s employees.  Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans.  Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

2.4          Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.  Unless specifically provided for in a written plan document adopted by the Board of Directors of Employer, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

2.5          Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

2.6          Upon the consummation of a Change in Control (as defined in the Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan (the “2014 Plan”)), Employee shall be entitled to receive a cash bonus from the Executive Incentive Plan for the partial year based on the Change of Control date and a partial payment based on time left until agreement expiration; provided that Employee in not in material breach of this Agreement at such time.

ARTICLE 3:   TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

3.1.         Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:

(i)
for “cause” upon the determination by the Employer’s Board of Directors that “cause” exists for the termination of the employment relationship.  As used in this Agreement, the term “cause” shall mean (a) Employee’s gross negligence, recklessness or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) Employee has been convicted of, plead guilty or no contest to, accepted a deferred adjudication or probated sentence in connection with, an alleged felony; (c) Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such failure to perform; (d) Employee has willfully engaged in conduct or acts of moral turpitude that Employee knows or should know is materially injurious to Employer or any of its subsidiaries and affiliates; (e) Employee’s breach of any provision of this Agreement or corporate code or policy; or (f) Employee violates any applicable law in the conduct of Employee’s duties hereunder.  It is expressly acknowledged and agreed that the decision as to whether “cause” exists for termination of the employment relationship by Employer is delegated to the Employer’s Board of Directors for determination.  If Employee disagrees with the decision reached by Employer’s Board of Directors, the dispute will be limited to whether Employer’s Board of Directors reached its decision in good faith;

(ii)	for any other reason whatsoever, with or without cause, in the sole discretion of the Board of Directors of Employer;

(iii)	upon Employee’s death; or

(iv)
upon Employee’s becoming disabled so as to entitle Employee to benefits under Employer’s long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee’s duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

3.2          Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:

(i)	a material breach by Employer of any material provision of this Agreement;

(ii)
for “Good Reason”.  As used in this Agreement, the term “Good Reason” shall mean (A) a material adverse change, not consented to by Employee, in the nature or scope of Employee’s responsibilities, authorities or duties, (B) a material diminution of Employee’s Base Salary, or (C) the relocation of Employee’s place of employment to a location in excess of fifty (50) miles from the place of Employee’s employment on the date Employee executes this Agreement.  In addition, the Employer shall have at least 30 days after the notice of the Good Reason event, which must be provided by the Employee within at least 90 days after the initial existence of the event, to cure the Good Reason event and, if Employer cures such event within such 30 days, “Good Reason” shall not exist with respect to such event; or

(iii)	for any other reason whatsoever, in the sole discretion of Employee.

3.3          Upon the termination of Employee’s employment relationship with Employer as a result of Employee’s death (Section 3.1(iii)) or Employee becoming disabled (Section 3.1(iv)), in each case, Employee (or, in the case of death, Employee’s heirs, administrators, or legatees) shall be entitled to any amounts to which Employee may otherwise be entitled under any and all severance plans (including any individual bonuses or individual incentive compensation not yet paid to Employee at such date), but shall not be entitled to any (x) individual bonuses or individual incentive compensation not yet paid at the date of such termination or (y) future benefits for which Employee is eligible under this Agreement.

3.4          In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer and its subsidiaries or affiliates.

3.5          Termination of the employment relationship for any reason does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee’s obligations under Articles 4 and 5 of this Agreement.

3.6          Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s separation from employment Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then to the extent that any amount to which Employee is entitled in connection with his separation from employment is subject to Section 409A, payments of such amounts to which Employee would otherwise be entitled during the six (6) month period following Employee’s separation from employment will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Employee’s separation from employment.  This paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A.

ARTICLE 4:   NON-DISCLOSURE COVENANT:

4.1          For the purposes of this Article 4, the phrase “Confidential Information” means any and all of the following: trade secrets concerning the business and affairs of the Employer or its subsidiaries and affiliates, product specifications, data, know-how, processes, graphs, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Employer or its subsidiaries and affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, policies and procedures, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or its subsidiaries and affiliates containing or based, in whole or in part, on any information included in the foregoing. Employee acknowledges and agrees that Confidential Information includes any such information that Employee may originate, learn, have access to, or obtain, whether in tangible form or memorized.  Notwithstanding the foregoing, Confidential Information shall not include any information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Employee or any other person under a duty to keep such information confidential.

4.2          The Employee acknowledges that (i) during the Term and as part of the employment under this Agreement, Employer promises and agrees to provide Employee Confidential Information that the Employer has devoted substantial time, effort, and resources to develop and compile; (ii) public disclosure of such Confidential Information would have an adverse effect on the Employer and its business; (iii) the Employer would not disclose such information to the Employee, nor employ or continue to employ the Employee without the agreements and covenants set forth in this Article 4; and (iv) the provisions of this Article 4 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

4.3          In consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee agrees and covenants as follows:

(i)            The Employee will hold in strictest confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or as may be required by court order, law, government agencies with which the Employer deals in the ordinary course of its business, or except as otherwise expressly permitted by the terms of this Agreement. The Employee will not remove from the Employer’s premises or record (regardless of the media) any Confidential Information of the Employer or its subsidiaries and affiliates, except to the extent such removal or recording is necessary for the performance of the

Employee’s duties. The Employee acknowledges and agrees that all Confidential Information and physical embodiments thereof, whether or not developed by the Employee, are the exclusive property of the Employer or its subsidiaries and affiliates, as the case may be.

(ii)           The Employee recognizes that the Employer and its subsidiaries and affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that Employee owes the Employer, its subsidiaries and affiliates, and such third parties, at all times, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person (except as necessary in carrying out such Employee’s duties for the Employer consistent with the Employer’s agreement with such third party) or to use it for the benefit of anyone other than for the Employer or such third party (consistent with the Employer’s agreement with such third party) without the express written authorization of the Employer or its affiliate, as the case may be.

(iii)          The Employee agrees that when the employment relationship terminates, Employee will deliver to the Employer any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Employer or any of its subsidiaries and affiliates.

ARTICLE 5:   NON-SOLICITATION AND NON-INTERFERENCE:

5.1          The Employer and the Employee hereby mutually agree that the nature of the Employer’s business and the Employee’s employment hereunder are based on the Employer’s goodwill, public perception, and customer relations. Therefore, in consideration of the acknowledgments and promises set forth in Section 4.2 herein, including without limitation Employer’s promise to provide Employee Confidential Information, and the compensation and benefits to be paid to the Employee pursuant to this Agreement, the Employee hereby agrees and covenants to each and all of the following:

(i)            During the time period Employee is receiving the Monthly Base Salary, and for an additional twelve (12) months after Employee receives the last payment of the Monthly Base Salary, the Employee hereby covenants and agrees that Employee will not, either directly, indirectly or through an affiliate, solicit (a) any customer of the Employer or its subsidiaries and affiliates that has utilized the services or products of the Employer; or (b) anyone about whom Employee obtained Confidential Information during employment with Employer for purposes of selling products or services to such person that are in competition with the products or services offered or sold by the Employer or its subsidiaries and affiliates.

(ii)           During the time period Employee is receiving the Monthly Base Salary, and for an additional 12 months after Employee receives the last payment of the Monthly Base Salary, the Employee hereby agrees not to employ, either directly, indirectly or through an affiliate, any current employee of the Employer or its subsidiaries and affiliates or any individual who was an employee of the Employer or its subsidiaries and affiliates at any time during the Term, with whom Employee had contact during the Term or about whom Employee obtained Confidential Information, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly, indirectly or through a subsidiary or an affiliate, any such employee of the Employer or its subsidiaries and affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with the Employer or its subsidiaries and affiliates.

(iii)          During the time period Employee is receiving the Monthly Base Salary, and for an additional twelve (12) months after Employee receives the last payment of the Monthly Base Salary, the Employee hereby agrees not to interfere with the Employer’s relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Employer or its subsidiaries and affiliates.

5.2          The Employee acknowledges and agrees that the length and scope of the restrictions contained in Section 5.1 are reasonable and necessary to protect the legitimate business interests of the Employer. The duration of the agreements contained in Section 5.1 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system. If any covenant in Section 5.1 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope or time, or either of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. In the event of termination of the Employee’s employment with the Employer for any reason, the Employee consents to the Employer communicating with the Employee’s new employer, any entity in the business or through or in connection with which the Employee is restricted hereunder, or any other party about the restrictions and obligations imposed on the Employee under this Agreement.

5.3          In the event Employer shall file a lawsuit in any court of jurisdiction alleging a breach of any of the Employee’s obligations under Section 5.1 of this Agreement, the Non-Solicitation and Non-Interference periods referenced in Section 5.1 shall be tolled during any time the Employee was in breach of those obligations.

ARTICLE 6:   MISCELLANEOUS:

6.1          For purposes of this Agreement the terms “affiliates” of an entity or person or “affiliated” with an entity or person means any other entity or person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the entity or person.

6.2          For purposes of this Agreement the terms “subsidiary” of an entity means any other entity which is directly owned by the Employer entity.

6.3          For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer:

Green Bancorp, Inc.
4000 Greenbriar
Houston, Texas 77098
Attention:  President

If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

6.4          This Agreement shall be exclusively governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

6.5          No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.6          The covenants by the Employee in Articles 4 and 5 are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of Employee. The Employer and Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.  If the Employee’s employment hereunder expires or is terminated by either party, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Articles 4 and 5.

6.7          It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law.  If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

6.8          Employee’s rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned,

alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

6.9          Notwithstanding anything herein to the contrary, neither the Employer nor its affiliates shall be required to make any payment or provide any benefit to the extent prohibited by any applicable law, regulation, or written regulatory action or directive, including 12 USC 1828(k) or any implementing regulation thereof.

6.10        Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas.

6.11        This Agreement may be amended, modified, extended or supplemented only by a written mutual agreement duly executed and delivered by Employer and Employee.

ARTICLE 7:   ARBITRATION:

All disputes arising out of this Agreement shall be resolved as set forth in this Article 7; however, nothing contained in this agreement to arbitrate shall preclude the Bank from seeking injunctive relief in a court of competent jurisdiction for the purpose of enforcing the promises and covenants made by Employee in this Agreement, including those in Article 4 and 5 of this Agreement.  If the parties hereto are unable to resolve any dispute relating to the terms of this Agreement within ten (10) business days from the date negotiations began, then without the necessity of further agreement of either party, either party may submit the dispute to binding arbitration pursuant to this section.  Such arbitration shall be conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the Employment Arbitration Rules and Mediation Procedures (formerly the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association (“AAA”) then in effect, provided that the parties may agree to use arbitrators other than those provided by the AAA.  The arbitrators shall not have the authority to add to, detract from, or modify any provision of this Agreement.  The arbitrators shall have the authority to order all remedies otherwise available in a civil court, including, without limitation, back pay, severance compensation, vesting options (or cash compensation in lieu of vesting options), reimbursement of costs, including those incurred to enforce this Agreement.  A decision by a majority of the arbitration panel shall be final and binding.  The arbitration shall be conducted consistent with all applicable law, and the arbitration award shall be in writing, in a form capable of review if required by applicable law.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The direct expense of any arbitration proceeding shall be borne equally by the parties; however, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees (as determined by the arbitrators) arising from the arbitration, provided that Employee shall obtain a final judgment substantially in favor of the Employee (as determined by the arbitrators).

ARTICLE 8:   SECTION 409A:

To the extent required by Section 409A:  (i) in no event shall any reimbursements under this Agreement be paid later than the last day of the calendar year following the calendar year in which the expense was incurred; (ii) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year will not affect the expenses eligible for reimbursement in any other calendar year; and (iii) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

GREEN BANCORP, INC.

By:	/s/ Geoffrey D. Greenwade
Geoffrey D. Greenwade
President

4/11/2017
Date Signed

By:	/s/ Terry S. Earley
Terry S. Earley

4/11/2017
Date Signed

EXHIBIT “A” TO
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN GREEN BANCORP, INC. AND TERRY S. EARLEY

Employee Name:	Terry S. Earley

Company Position:	Executive Vice President and Chief Financial Officer

Location:	Houston, Texas

Reporting Relationship:	President of Green Bancorp, Inc.

Annual Base Salary:	$300,000 annually, paid twice monthly on the 15th and the last day of the month.

Monthly Base Salary:	$25,000 monthly

Incentive:
Year-end cash bonus in accordance with the terms of the Executive Incentive Plan, less any applicable taxes and withholdings.  Bonus determination shall be at the sole discretion of the Compensation Committee of the Board of Directors.

Stock Options:
Subject to approval by the Board of Directors, Employee will be granted 70,000 stock options and 10,000 restricted stock units under the terms of the 2014 Plan, in each case, subject to vesting in accordance with the terms of the 2014 Plan. Upon a Change in Control under the terms of the 2014 Plan, any and all of Employee’s unvested stock options and restricted stock units shall vest.

Apartment Expense:	Out-of-pocket expenses of up to $2,000 per month towards rent on an apartment located in Houston, Texas.

Airfare and Expenses:
Reimbursement of (i) reasonable, out-of-pocket airfare costs for up to two roundtrips per month between Houston, Texas and Raleigh, North Carolina, (ii) out-of-pocket cellular phone and data expenses of up to $100 per month, and (iii) reasonable, out-of-pocket expenses directly related to Employee’s performance of his employment duties.

Benefits:	Eligible for any and all benefits offered to all full-time employees.

Paid Time Off:	Eligible for the Paid Time Off benefits offered to all full-time officers.